Exhibit 10.25
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of May 7, 2007, by and between DIGITAL ANGEL CORPORATION (“Stockholder”) and NEWCOMB COMMUNICATIONS, INC., a Delaware corporation (“Buyer”).
W I T N E S S E T H:
     WHEREAS, OuterLink Corporation, a Delaware corporation (the “Company”), provides satellite-based mobile asset tracking and data messaging systems used to manage the deployment of aircraft and land vehicles;
     WHEREAS, the Stockholder owns of record all of the issued and outstanding Shares (as defined in Section 4.6(a)) of the Company, which Shares represent all of the issued and outstanding capital stock of the Company; and
     WHEREAS, the Stockholder desires to sell to Buyer, and Buyer desires to purchase from the Stockholder, the Shares, upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the parties set forth herein, the Stockholder hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from the Stockholder, the Shares on the Closing Date (as defined in Section 3) for the consideration set forth in Section 2.
     2. Consideration.
     (a) Purchase Price. The purchase price shall be One Million Dollars ($1,000,000) (the “Purchase Price”). Upon execution and delivery of this Agreement, Buyer shall execute and deliver to the Stockholder, as a good faith deposit and initial payment (the “Initial Payment”) of the Purchase Price, an amount equal to One Hundred Thousand Dollars ($100,000.00) in the form of a promissory note substantially in the form of Exhibit A, attached hereto (the “Deposit Note”), which Initial Payment shall be refundable (by return and cancellation of the Deposit Note) only in the event of the failure of any condition set forth in Sections 6(a)-(i). At the Closing, Buyer shall pay to the Stockholder the balance of the Purchase Price by wire transfer (the “Closing Payment”). The Closing Payment shall be adjusted pursuant to Sections 2(b), (c) and (d).

     (b) Adjustments to the Closing Payment. The Closing Payment shall be adjusted as of the Closing as follows:
     (i) The Closing Payment shall be increased dollar for dollar for the amount of the cash balances and cash equivalents (including bank accounts and certificates of deposit), if any, of the Company as of the Closing Date, as reflected on the Closing Balance Sheet, provided, however, cash and cash equivalents shall exclude cash held by the Company as deposits (which are reflected on the Closing Balance Sheet as liabilities) from other third parties and any cash held by the Company relating to an overpayment to the Company by a Governmental Entity under that certain Contract with USPFO for South Carolina.
     (ii) The Closing Payment shall be decreased dollar for dollar for the amount of any liabilities other than Permitted Liabilities (as defined herein) as reflected on the Closing Balance Sheet. The term “Permitted Liabilities” means the following:
     (A) trade payables and accrued expenses incurred in the ordinary course of business, including, but not limited to, payroll, payroll taxes, and real estate taxes, if any; and
     (B) employee withholding taxes, if any.
     (iii) The preliminary adjustment to the Closing Payment shall be made on an estimated basis at the Closing in accordance with the Pro Forma Closing Balance Sheet (as defined in Section 2(c)(i)) and with any final adjustment and any resulting payment to be made from the Stockholder on the one hand and the Buyer on the other hand, or vice versa, shall be made within 15 days after completion of the Closing Balance Sheet (as defined and prepared in accordance with the provisions of Section 2(c)(ii)).
     (iv) There shall be no adjustment to the Closing Payment for any change in the value of any of the Company’s fixed assets between December 31, 2006 and the Closing Date.
     (c) Closing Balance Sheets.
     (i) On or prior to the Closing Date, the Stockholder and Buyer shall jointly prepare a pro forma balance sheet of the Company as of the Closing Date (the “Pro Forma Closing Balance Sheet”), determined on an accrual basis in accordance with generally accepted accounting principles in effect in the United States (“GAAP”) consistently applied and compiled in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, (the “Standards”), which Pro Forma Closing Balance Sheet shall be utilized by the parties to assist in the calculation of the preliminary adjustments to the Purchase Price and the preparation of the Closing Balance Sheet as hereinafter provided.
     (ii) Within 60 days after the Closing Date, Buyer, with the assistance of the Stockholder, shall prepare a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), in accordance with GAAP and compiled in accordance with the Standards. If the parties are unable to agree upon the Closing Balance Sheet, or any portion thereof, within 15 days after the parties have commenced resolution of the dispute, then the matter shall be submitted for resolution to a mutually agreeable certified public accounting firm (the “Independent Accountants”), whose determination shall be final and binding upon the parties, and whose fees shall be borne equally by the Stockholder and Buyer except, however, that if the Independent Accountants determine that the Closing Balance Sheet proposed by Buyer was correct in its entirety, then the Stockholder shall be solely responsible for the fees of the Independent Accountants; if the Independent Accountants determine that the dispute should be resolved in favor of the objections raised in the Closing Balance Sheet by the Stockholder in its entirety, then Buyer shall be solely responsible for the fees of the Independent Accountants.
     (d) Final Adjustments. To the extent that there are assets or liabilities other than Permitted Liabilities, which were not (i) included in the Pro Forma Closing Balance Sheet, or (ii) reflected in any adjustment made at the Closing to the Purchase Price, but which are included in the Closing Balance Sheet or discovered subsequent thereto, and which would, if they had been included in the Pro Forma Closing Balance Sheet, have resulted in an adjustment to the Purchase Price, the amount thereof shall be deemed an adjustment to the Purchase Price and the net amount due, whether from Buyer or the Stockholder, shall be remitted to the other party within five (5) days of request therefor from the party to whom such payment is due.
     (e) Fiduciary Out and Termination Fee. Notwithstanding anything in this Agreement to the contrary, if in the course of discharging its fiduciary duties respecting superior offers, Stockholder’s Board of Directors determines on or before June 29, 2007 (the “Drop Dead Date”) that the transactions contemplated by this Agreement are inferior to any other bona fide offer made to it and that, based on advice of legal counsel, the Stockholder is duty-bound to accept such offer (a “Fiduciary Out”), then the Stockholder may terminate this Agreement upon return to Buyer and cancellation of the Deposit Note and payment to Buyer of an amount equal to the sum of $100,000.00 and the aggregate out-of-pocket costs and reasonable expenses of Buyer in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and disbursements of accountants, attorneys, investment bankers, and consultants (collectively, “Termination Expenses”). Notwithstanding anything to the contrary set forth in this Agreement, in the event Buyer is required to file suit to seek all or a portion of the Termination Amount, Buyer shall be entitled, in addition to payment of the Termination Expenses, to payment by Stockholder of all additional expenses, including reasonable attorneys’ fees and expenses, which it incurs in enforcing its rights hereunder. The return and cancellation of the Deposit Note and the payment of the Termination

Expenses shall be in lieu of any other damage, remedy or claim by Buyer against the Stockholder on account of the termination of this Agreement by Stockholder for a Fiduciary Out.
     3. Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Buyer’s counsel in Boston, Massachusetts at 10:00 a.m. local time, on the second business day after the date on which all of the conditions to the Closing set forth in Sections 6 and 7 (other than those that by their terms are to be satisfied at or before Closing) have been satisfied or waived, or on such other date (any such date, the “Closing Date”) or at such other time and place as Stockholder and Buyer may mutually agree. If the Closing shall not have taken place prior to July 3, 2007, this Agreement shall be deemed terminated without further action of the parties and the parties shall have no further obligation to each other hereunder other than such obligations as may be then owed or owed as a result thereof, all as provided herein, which obligations shall survive termination.
     4. Representations and Warranties of the Stockholder. The Stockholder, for itself and the Company, represents and warrants to and agrees with Buyer on and as of the date hereof and as of the Closing Date, as follows:
     4.1 Authority, Validity of Agreement. The Stockholder has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby are duly authorized and, subject to the continuing obligation of the Stockholder’s Board of Directors to discharge its fiduciary duties respecting superior offers, no other approval is required for the performance by the Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder. This Agreement constitutes a valid and binding obligation of the Stockholder, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights, and with respect to the remedy of specific performance, equitable doctrines applicable thereto).
     4.2 No Violations. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the certificate of incorporation or bylaws of the Stockholder or the Company, or (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any note, debt, debt instrument, indenture, security agreement, option to purchase, lease, deed of trust or license, or any other material contract to which the Stockholder or the Company is a party or by which the Stockholder or the Company or any of the assets of either is or may be bound, or (c) result in the creation of imposition of any lien or other encumbrance upon any assets of the Stockholder or the Company under any debt, obligation, contract or commitment to which Company or the Stockholder is a party or by which any of the Company’s or the Stockholder’s assets is or may be bound, or (d) violate any laws to which the Shareholder or the Company may be subject, which would have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means an event, circumstance, fact, or condition which would: individually or in the aggregate (i) have a material adverse effect on the business, financial condition, operations, assets and liability of the entity to which reference is being made, taken as a whole, or (ii) would prevent a party hereto from performing its obligations under this Agreement.
     4.3 Consents and Approvals of Governmental Authorities. Except as set forth on Schedule 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any local, state, provincial, federal, foreign or international governmental authority, agency or other entity, including, but not limited to, any court, tribunal or panel (each a “Governmental Entity”), is required to be obtained or made by the Stockholder or the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     4.4 Other Consents. No consent, waiver or approval of, or notice to, any third party is required to be or necessary to be obtained by the Stockholder or the Company in connection with the execution and delivery of this Agreement and the performance of the Stockholder or the Company’s obligations hereunder. ]
     4.5 Organization and Good Standing of Stockholder and Company.
     (a) Each of the Stockholder and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) Each of the Stockholder and the Company has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
     (c) Company is qualified to do business and in good standing in each state set forth in Schedule 4.5(c), which is each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Company. Neither the Stockholder nor the Company has received notification from any jurisdiction that Company is required to qualify or obtain a license to do business in such jurisdiction or that it is otherwise not in good standing in such jurisdiction.
     (d) Complete and correct copies of the certificate of incorporation, as amended (with such certificate and all amendments thereto certified by the Secretary of State of Delaware) and bylaws, as amended to the date hereof, of the Company have been provided to Buyer.
     4.6 Capital Stock of Company.
     (a) Schedule 4.6(a) sets forth a true and complete list for Company as of Closing of the number of all shares of Stock authorized and issued and outstanding (“Shares”) (including a description of the class or series of all such outstanding shares and all stock issued as a result of the exercise of all stock options and warrants), the record owners thereof and the amount and percentage of ownership of such Shares or equity interests.
     (b) Except as disclosed on Schedule 4.6(b): (i) all outstanding Shares of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned of record as set forth in Schedule 4.6(a); (ii) none of such Shares is subject to any preemptive rights; (iii) neither Company nor Stockholder has any commitment or obligation, either firm or conditional, to issue, deliver or sell, or cause to be issued, delivered or sold, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise, any Shares or other securities including securities or obligations outstanding which are convertible into or exchangeable for any Shares, other equity securities, or ownership interests, upon payment of any consideration or otherwise; and (iv) there are no voting trusts, voting agreements, stockholder agreements, proxies or other agreements or understandings with respect to the Shares to which Stockholder or Company is a party.
     (c) Except as disclosed on Schedule 4.6(a), Company does not own, directly or indirectly, any equity, capital (whether equity or debt) or profit interest in any corporation, partnership, association, business trust, joint venture or other business entity.
     4.7 Ownership and Transfer of Shares to be Transferred. Except as disclosed in Schedule 4.6(b), the Stockholder has the absolute and unrestricted right, power and authority to exchange, transfer and assign the Shares pursuant to this Agreement, and such Shares constitute all of the issued and outstanding securities of Company entitled to receive consideration in the event of a sale of the Company; as of Closing, each circumstance disclosed in Schedule 4.6(b) will be waived or modified such that the Stockholder has as of Closing such absolute and unrestricted right, power and authority. All Shares are owned by the Stockholder free and clear of all liens and encumbrances of any nature whatsoever. The transactions contemplated by this Agreement will not give rise to any preemptive rights, rights of first refusal, warrants, dividends, or conversion rights, and will not violate any law applicable to Company or Stockholder.
     4.8 Minute Books; Books, Records and Accounts; Officers and Directors. The minute books of Company contain legally sufficient records of all corporate actions taken by the directors and Stockholder of Company (except where the absence of such records would not adversely affect either Company or Buyer), and true and complete copies of such minute books have been furnished to Buyer. All accounts, books, ledgers and official and other records of whatsoever kind material to the business of the Company have been fully, properly and accurately kept and completed in all material respects, there are no material inaccuracies or material discrepancies of any kind contained or reflected therein, and collectively they fairly present the financial position of the Company. Schedule 4.8 sets forth a true and complete list of each of the current officers and directors of Company.

     4.9 Financial Statements. Schedule 4.9 contains true, correct and complete copies of the following financial statements (“Financial Statements”) of Company: audited balance sheet as of December 31, 2005 and unaudited balance sheets as of December 31, 2006 and March 31, 2007 (the latter being the “March 31, 2007 Balance Sheet”); audited income statement for the 12-month period ended December 31, 2005; and unaudited income statements for the periods ending December 31, 2006 and March 31, 2007.
     (a) All of such Financial Statements are in accordance with the books and records of Company.
     (b) Each balance sheet (including any related notes) included in the Financial Statements fairly presents the assets, liabilities and financial condition of the business of the Company as of the respective dates thereof, and each of the statements of operations contained in the Financial Statements are complete and correct and fairly present the results of operations for the periods referred to therein, all in accordance with GAAP consistently applied throughout the periods involved (except for the absence of footnotes and year-end adjustments not material in amount).
     4.10 Absence of Undisclosed Liabilities. Company has no Liabilities, including Taxes, except:
     (a) Liabilities that are fully accrued or reserved against in the March 31, 2007 Balance Sheet, or reflected in the notes thereto;
     (b) Liabilities (including those arising from the creation of Contracts (as defined herein) incurred since the date of the March 31, 2007 Balance Sheet in the ordinary course of business; and
     (c) Liabilities disclosed in Schedule 4.10(c).
For purposes of this Agreement, “Liabilities” means any and all claims, assessments, charges, indebtedness or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and “Tax” or “Taxes” means any tax or other similar liability imposed or collected by any Governmental Entity, including, without limitation, all federal, state, county, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, occupation, property, excise, value added, withholding and other taxes, duties or assessments (including the recapture of any tax items such as investment tax credits), together with any related interest, penalties and additions and shall include any transferee or secondary liability for a Tax and any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group or being included (or required to be included) in any Tax return relating thereto.
     4.11 Absence of Certain Changes. Except as set forth on Schedule 4.11 or as shown on the March 31, 2007 Balance Sheet, since January 1, 2007, Company has not:

     (a) Suffered any change or changes which, individually or in the aggregate, have had or would have, a Material Adverse Effect on the Company;
     (b) Paid, discharged, or satisfied any Liabilities other than the payment, discharge or satisfaction in the ordinary course of business;
     (c) Become subject to any newly-enacted or adopted law which would reasonably be expected to have a Material Adverse Effect on the Company;
     (d) Permitted or allowed any of its assets to be subjected to any lien or encumbrance;
     (e) Written up the value of any inventory, any notes or accounts receivable or any other assets;
     (f) Canceled or amended any debts or waived any claims or rights of substantial value, or sold, transferred or otherwise disposed of any of its assets except in the ordinary course of business;
     (g) Licensed, sold, transferred, pledged, modified, disclosed, disposed of or permitted to lapse any right to the use of any intellectual property right except in the ordinary course of business;
     (h) Granted any increase in the compensation of officers or employees (other than normal increases to non-officer employees in the ordinary course of business);
     (i) Declared, paid or set aside for payment any dividend or other distribution in respect of its Shares or other equity securities or, directly or indirectly, redeemed, purchased or otherwise acquired any Shares or other equity securities;
     (j) Made any change in any method of accounting or accounting practice or any change in depreciation or amortization policies or rates previously adopted;
     (k) Paid, lent or advanced any amount to, or sold, transferred or leased any assets to, or entered into any agreement or arrangement with, any of its affiliates, except for directors’ fees, and employment compensation to officers in the ordinary course of business;
     (l) Sold, leased or otherwise disposed of any of its assets, except in the ordinary course of business;
     (m) Made capital expenditures or commitments therefor exceeding, in the aggregate, Ten Thousand Dollars ($10,000); or
     (n) Agreed, whether in writing or otherwise, to take any action described in this Section 4.11.

     4.12 Title to, and Sufficiency of, Assets.
     (a) The March 31, 2007 Balance Sheet includes all material tangible assets owned or leased by Company, or otherwise used in or pertaining to the business of the Company as presently conducted, with an indication of which such assets are owned and which are leased.
     (b) Company has good and valid title to or a valid leasehold interest in all of the assets included on the March 31, 2007 Balance Sheet. None of such assets is subject to any lien or encumbrance of any nature whatsoever. The assets included on the March 31, 2007 Balance Sheet constitute all of the material tangible assets held for use or used in connection with the business of the Company and are sufficient for the operation of the Company’s business as presently conducted or planned to be conducted.
     4.13 Plant, Property, and Equipment. The leased real property, and other plant, property, equipment, leasehold improvements, and other tangible assets of the Company are adequate in all respects for the purposes for which they are being used and conform in all material respects with applicable laws, are structurally sound with no material defects, and are in good operating condition and repair (ordinary wear and tear excepted).
     4.14 Accounts and Notes Receivable. Except to the extent of applicable reserves for doubtful accounts shown on the March 31, 2007 Balance Sheet, all of the accounts, notes and other receivables owed to Company as of the date hereof or thereafter acquired or arising prior to the Closing Date, constitute, and as of the Closing Date will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and Company has not received notice of any claims, refusals to pay or other rights of set-off against any of the accounts receivable. Schedule 4.14 contains an accurate aging of the accounts, notes and other receivables of Company at March 31, 2007.
     4.15 Accounts and Notes Payable; Interest-Bearing Debt.
     (a) There are no back Taxes owed by the Company.
     (b) Schedule 4.15(b) reflects all interest-bearing debt of Company, including the person or institution to whom the debt is owed, the current amount of the debt, and any instruments reflecting such debt.
     (c) The Company has no long term debt, notes payable or other long term obligations, other than capital lease obligations which are disclosed on the March 31, 2007 Balance Sheet:
     4.16 Orders, Commitments, Warranty Claims and Returns.
     (a) All accepted and unfulfilled orders for the sale of Company products and services entered into by Company and all outstanding Contracts for the purchase of supplies and materials entered into by Company were made in the ordinary course of business.
     (b) Except as disclosed on Schedule 4.17, there are no claims against Company to return, or claims for refunds due to delivery of defective or unsatisfactory Company products, in excess of an aggregate Five Thousand Dollars ($5,000), or understanding that Company products in the hands of certain customers, retailers or distributors would be returnable.
     4.17 Defects in Products; Warranties. There are no defects in Company products heretofore or currently being distributed or sold by Company which would have a Material Adverse Effect on the Company. Except as disclosed on Schedule 4.17, there are no express or implied warranties outstanding with respect to Company products, except as imposed by law.
     4.18 Real Property.
     (a) No Owned Real Property. Company does not have and has not had any fee or other direct or indirect ownership interest in any real property.
     (b) Leased Real Property Agreements. Schedule 4.18(b) sets forth a true and complete list of all leased real property and a copy of all of the agreements (as amended) relating thereto (the “Lease Agreements”). To the Stockholder’s knowledge, all the Lease Agreements are in full force and effect and are valid and enforceable against the other parties thereto in accordance with their terms. None of the Lease Agreements is in default by Company or, to the Stockholder’s knowledge, by other third parties thereto, and, to the Stockholder’s knowledge, no circumstance exists with respect to Company or to the other parties thereto which, with notice, the passage of time or both would (i) constitute a material default under the Lease Agreements, (ii) provide a basis for termination under such agreements prior to their normal expiration dates, (iii) have a Material Adverse Effect on the Company, or (iv) grant a third party the right to occupy the premises. The Closing will not affect the rights to the continued use and possession of the leased real property on the terms and conditions specified in the Lease Agreements to the extent and for the purposes for which such property is now used.
     (c) Leases of Real Property to Others. No real property leased by the Company or the Stockholder in connection with the Company’s business is subject to any lease or other right of use or possession by any person other than Company.
     (d) Utilities. To Stockholder’s knowledge, all utilities necessary for the normal use and operation of the real property leased by the Company or the Stockholder in connection with the Company’s business are available at such property.
     (e) Former Facilities. No former Company real property was ever used by Company for anything other than commercial office space.

     (f) Disputes. No third party has raised any claim, dispute or controversy with respect to any of the Lease Agreements, nor has Stockholder or Company received notice of alleged nonperformance, delay in delivery or other noncompliance by it with respect to its obligations under any such Lease Agreements.
     4.19 Contracts.
     (a) Schedule 4.19(a)(i) contains a complete list of all Current Customers. For purposes of this Agreement, “Current Customer” means any person from whom Company has recognized revenue in the past twelve months or to whom Company has any obligation to complete work or honor any contractual warranty. Schedule 4.19(a)(ii) contains (i) a list of all currently outstanding but unaccepted written proposals relating to proposed contracts with customers, and (ii) a description of all oral proposals relating to proposed contracts with customers. True and correct copies of all standard form customer contracts used by Company have been made available to Buyer. No contract for any Current Customer, whether written or oral, differs in any material respect from the attached standard forms of customer contracts. True and correct copies of all written Contracts with Current Customers have been provided or made available to Buyer. Except as disclosed on Schedule 4.19(a)(iii), since January 1, 2007, no Current Customer has canceled or terminated its contract, or notified Company or Stockholder of an intent to cancel or terminate its contract.
     (b) Schedule 4.19(b) contains a complete list of all suppliers of Company who since March 31, 2007 have invoiced Company for Thirty Thousand Dollars ($30,000) or more, including the types of products and/or services provided by each such supplier.
     (c) Schedule 4.19(c) sets forth a true and complete list of all of the currently effective written contracts or written or binding oral agreements (the “Contracts”) to which Company is a party, of the following types:
     (i) Employment agreements and any outstanding offers of employment.
     (ii) Royalty agreements.
     (iii) Consulting agreements.
     (iv) Agreements or commitments for capital expenditures or the acquisition by purchase or lease of fixed assets providing for payments in excess of Thirty Thousand Dollars ($30,000) individually or in the aggregate.
     (v) Agreements for the purchase, sale, lease or other transfer of any services, products, materials or supplies in excess of Five Thousand Dollars ($5,000) individually or in the aggregate from a single person.

     (vi) Joint venture or partnership agreements with any other entity.
     (vii) Non-competition or similar agreements which prevent Company or any of its employees from competing with any person (other than Company).
     (viii) Confidentiality or employee non-solicitation agreements with any other person (other than as are contained in the customer Contracts).
     (ix) Agreements relating to the research or development by Company for others or by others for Company.
     (x) Agreements for the long-term borrowing or long-term lending of money (including capitalized leases).
     (xi) Agreements for the short-term borrowing or short-term lending of money.
     (xii) Any Contract, not listed in other Schedules to this Agreement, requiring the performance by Company of any obligation for a period of time extending more than one year from the date of this Agreement or calling for Company to pay a consideration or incur costs of more than Thirty Thousand Dollars ($30,000).
Schedule 4.19(c) is organized by type of Contract and briefly summarizes, with respect to each Contract, the names of the parties thereto, the products and/or services covered, the date of the Contract, and all amendments or modifications thereto.
     (d) Except as set forth in Schedule 4.19(d), Company has in all material respects performed, and is now performing, the obligations of, and Company is not in default (nor would by the lapse of time or the giving of notice or both be in default) in respect of any Contract referred to in the Schedules to this Article IV. Each of the Contracts or other instruments shown on the Schedules referred to in this Agreement is in full force and effect and is a valid and enforceable obligation against Company and, to Stockholder’s knowledge, against the other parties thereto in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto). To Stockholder’s knowledge, no other parties to such Contracts or other instruments is in default in any material respect (or would by the lapse of time or the giving of notice or both be in default in any material respect) thereunder or has breached in any material respect any terms or provisions thereof.
     (e) There are no Contracts to which Company is a party to or bound by which either separately or in the aggregate has or is likely to result in a loss to Company.

     (f) No third party has raised any claim with respect to any of the Contracts, nor has Company received notice of alleged default by Company with respect to its obligations under any such Contracts.
     (g) No material part of the Customer Contracts or sales has been won through small business or other set-aside programs.
     (h) Other than as provided in Section 4.19(a), true and complete copies of all of the Contracts and instruments referred to in the Schedules delivered under this Article IV have been delivered to Buyer.
     4.20 Litigation. Except as set forth in Schedule 4.20, there are no suits, claims, actions, arbitrations, litigation, legal, administrative or other proceedings (including without limitation permit revocations, permit amendments, or administrative complaints of discrimination) or governmental investigations of which it has notice, pending, or, to Stockholder’s knowledge, threatened against Company or its assets. Schedule 4.20 sets forth, with respect to each such suit, claim, action, arbitration, litigation, proceeding or investigation, the forum, the parties thereto, the subject matter thereof, the amount of damages claimed or relief sought and the status as of a recent date.
     4.21 Compliance with Laws.
     (a) To the Stockholder’s knowledge, the operations and business of Company have been conducted, and are being conducted, in compliance with all applicable laws. Company has not received any notification that it is in violation of any laws.
     (b) Schedule 4.21(b) hereto sets forth a list of all governmental approvals, permits, licenses, certifications or other authorizations of which the failure to obtain or maintain would have a Material Adverse Effect on the Company. All approvals, permits, licenses, certifications or other authorizations have been obtained and are in full force and effect and are being complied with by the Company in all material respects.
     (c) Except as set forth in Schedule 4.21(c), there are no outstanding judgments, orders, injunctions, decrees, stipulations, awards (whether rendered by a Governmental Entity or by arbitration) or private settlement agreements to which Company is a party. All of the foregoing set forth in Schedule 4.21(c) are being complied with by Company in all material respects.
     (d) Neither Company nor any director, officer, employee or agent thereof has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official which would subject Company or any of its assets, to any damage or penalty under any law in any civil, criminal or governmental litigation or proceeding.

     4.22 Computer Software and Intellectual Property.
     (a) Company Software Products. Schedule 4.22(a) contains a list of all Company Software Products. For the purposes hereof, “Company Software Products” means all of Company’s proprietary software (i.e., computer programs in any form (including source code and binary code), and in any stage of development, test and release, together with all related technical documentation, user manuals, data files, databases and other works of authorship, and all information and materials necessary or required for the effective installation, maintenance, use and support of such computer programs) that is included in Company products or has been offered or provided by Company under license for use by Company’s customers. Company Software Products does not include third party software, which for purposes of this Agreement means all software licensed, leased or loaned by third party vendors or contractors for use by Company in connection with its internal business operations, or for distribution by Company under sublicense for use by customers, either on a stand-alone basis or in combination with Company Software Products.
     (b) Third Party Software. Schedule 4.22(b) contains a list of all material third party software under which any rights to use or distribute software have been granted to Company. Company has delivered to Buyer copies of all such license agreements.
     (c) Source Code Escrow. Schedule 4.22(c) contains a list of all agreements under which Company has delivered source code for any Company Software Product to be held in escrow and released upon the occurrence of certain events or conditions. Company has made available to Buyer copies of all such source code escrow agreements.
     (d) Certain Intellectual Property Rights. Schedule 4.22(d) contains a complete list of the following items included in the Company’s intellectual property rights: (i) United States and foreign patents and patent applications, and, in the case of patent applications, a description of the current status of each of the applications; (ii) copyrights in computer programs and other works of authorship which are registered with any governmental entity; or for which registration applications have been filed; (iii) United States and foreign trademarks, service marks and trade names, for which registrations have been received or applications for registration have been filed; and (iv) a list of unregistered trade names used by Company.
     (e) Miscellaneous.
     (i) Company owns good and marketable title to, and has the right to possess, use, modify, and prepare derivative works based on, manufacture, reproduce, license, and distribute, all Company Software Products and intellectual property rights in the United States and throughout the world in Company’s business as currently conducted and Company has done nothing to cause such rights to be owned or possessed by any third party other than the license of object code pursuant to any of the Contracts. Company has received no claim that any Company Software Product or any intellectual property right is in whole or in part invalid, unenforceable, ineffective or in violation of the rights of others. All Company Software Products and all intellectual property rights developed by Company employees and/or independent contractors are owned exclusively by the Company.
     (ii) There is no pending claim or litigation and, to Stockholder’s knowledge, there is no threatened claim or litigation contesting the right to use, sell, license or dispose of any Company Software Product or intellectual property rights, nor, to Stockholder’s knowledge, is there any fact or alleged fact which would reasonably serve as a basis for any such claim that could materially limit the protection afforded by the Company’s intellectual property rights to the use, sale, license, or disposition of Company Software Products.
     (iii) Except as disclosed on Schedule 4.22(e)(iii), each person who participated in the creation of Company’s Software Products and/or its intellectual property rights either has executed a valid, binding and enforceable assignment of rights of ownership to Company or was an employee of Company acting within the scope of his or her employment at the time of such creation, and in all cases all incidents of ownership thereto are held exclusively by the Company.
     (iv) Except as disclosed on Schedule 4.10(c) and Schedule 4.22(e)(iv), Company is in material compliance with the terms and conditions of all license agreements governing the use of third party software.
     (v) All third party software used by Company for its internal business operations (including product development and testing) is licensed for use only on computer equipment located at Company’s sites or on computers under control of Company’s employees or independent contractors.
     (vi) Except as disclosed on Schedule 4.22(e)(vi), Company has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of all trade secrets and proprietary or confidential business and technical information included in its intellectual property rights, including, without limitation, entering to appropriate confidentiality or disclosure agreements with employees, officers, consultants, independent contractors and licensees that serve Company, the forms of which have been made available to Buyer.

     (vii) All documents and materials containing trade secrets or proprietary or confidential business or technical information of Company (including without limitation all source code for Company Software Products) are presently located at one of the premises identified as leased real property in Schedule 4.18(b) and, as applicable, at escrow agents’ sites listed on Schedule 4.22(c), and, to Stockholder’s knowledge, have not been used, divulged, or appropriated for the benefit of any person other than Company, or to the detriment of Company.
     (viii) To Stockholder’s knowledge, no third party is infringing on any intellectual property right of the Company in a manner that could materially limit the protection afforded by the Company’s intellectual property rights to the use, sale, license or disposition of Company Software Products.
     (ix) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any material instrument or material agreement to which the Company or Stockholder is a party governing any intellectual property right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any intellectual property right or in any way materially impair the right of Company to use, sell, license or dispose of or bring any action for the infringement of any intellectual property right or any Company Software Product. As used herein, intellectual property rights means all of Company’s rights, title and interest in and to all: (a) United States and foreign patents and patent applications; (b) copyrights in computer programs and other works of authorship; (c) trade secrets and proprietary or confidential business and technical information; (d) proprietary “know-how,” whether or not protectable by patent, copyright or trade secret right; and (e) United States and foreign trademarks, service marks, trade names and associated goodwill, and registrations or applications for registration of any such marks or names; Company Software Products; and third-party software.
     4.23 No Subsidiaries. Except as set forth on Schedule 4.23, the Company does not have any subsidiaries.
     4.24 Environmental Matters.
     (a) To Stockholder’s knowledge, there are no underground storage tanks present on any Company real property.
     (b) Schedule 4.24(b) accurately describes all of the environmental permits currently held by Company, and the environmental permits listed on Schedule 4.24(b) are all of the environmental permits necessary for the continued conduct of any Hazardous Material Activity of Company as such activities are currently being conducted. For the purposes hereof, “Hazardous Materials Activity” means the possession, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, sale, or distribution of, any hazardous material, hazardous or toxic substance, or hazardous waste that is defined as such or regulated by law (“Hazardous Materials”).
     (c) Company has not transferred or released Hazardous Materials (except for standard office supplies used in the ordinary course that may be considered to be Hazardous Materials) to any disposal sites, and no action or proceeding exists or, to Stockholder’s knowledge, is threatened against Company with respect to any transfer or release of Hazardous Materials to a disposal site.
     (d) Company has delivered to Buyer or made available for inspection by Buyer any records concerning the Hazardous Materials Activities of Company and all environmental audits and environmental assessments of any Company real property conducted at the request of, or otherwise available to, the Stockholder or Company.
     (e) Company has never conducted any Hazardous Material Activity in violation of any applicable environmental law.
     (f) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to Stockholder’s knowledge, threatened concerning or relating to any environmental law or any Hazardous Materials Activity of Company.
     4.25 Employee Plans and Arrangements.
     (a) Neither Company nor any Related Party (i.e., any entity which is considered a single employer with Company under applicable law) sponsors, maintains, administers, contributes to or has or could reasonably be expected to have any Liability with respect to any ERISA benefit plan other than an ERISA benefit plan specifically listed on Schedule 4.25(a) (a “Company ERISA Benefit Plan”). No Company ERISA Benefit Plan is subject to Code Section 412 or Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA. Neither Company nor any Related Party has or could reasonably be expected to have any liability to any person in connection with any “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9), “welfare benefit fund” within the meaning of Code Section 419, “qualified asset account” within the meaning of Code Section 419A or “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40). As used herein, “Code” means the Internal Revenue Code of 1986, as amended, and “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (b) Except as disclosed on Schedule 4.25(b), neither Company nor any Related Party sponsors, maintains, administers, contributes to, is a party to or has or could reasonably be expected to have any liability with respect to (i) any non-ERISA benefit arrangement other than a non-ERISA benefit arrangement specifically listed on Schedule 4.25(b) (a “Company Non-ERISA Benefit Arrangement”), or (ii) employment agreement, collective bargaining agreement, consulting agreement, confidentiality agreement, agreement not to compete or other labor agreement between either Company or a Related Party and any individual who provides or provided personal services to either Company or a Related Party as an employee or otherwise or such individual’s employer or agent.
     (c) True and complete copies of each of the following documents have been made available to Buyer: (i) each Company Non-ERISA Benefit Arrangement or a complete description of any non-ERISA benefit arrangement that is not in writing and a complete and accurate description of the individuals covered by each such arrangement; (ii) all written documents of any nature reflecting contractual terms and conditions of any person’s employment with the Company (an “Employee Agreement”) or a complete description of any Employee Agreement that is not in writing; (iii) all written documents of any nature establishing the terms and conditions of each Company ERISA Benefit Plan and related trust or insurance agreements or contracts evidencing any funding vehicle with respect thereto; (iv) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments, with respect to any plan for which such a report is required; (v) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants; and (vi) the most recent determination letter with respect to each Company ERISA Benefit Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service.
     (d) Each Company ERISA Benefit Plan and Company Non-ERISA Benefit Arrangement and Employee Agreement is and has been maintained and administered in accordance in all material respects with the documents or instruments governing the plan, arrangement or agreement (or in accordance with the written descriptions thereof provided in Schedule 4.25(d) in the case of an unwritten Company Non-ERISA Benefit Arrangement or Employee Agreement), except in the case of any change in applicable governing laws that are not yet required to be incorporated into the instruments or documents governing the plan, arrangement or agreement, in which case the plan, arrangement or agreement has in operation been maintained and administered in accordance with applicable laws at all times on and after the effective date of such change. Each Company ERISA Benefit Plan that is intended to be qualified under Code Section 401(a) is and has at all times been so qualified in form and, in all material respects, in operation.
     (e) There are no facts or circumstances relating to any Company ERISA Benefit Plan or Company Non-ERISA Benefit Arrangement that could, directly or indirectly, subject Company or any Related Party to (i) any excise tax or other liability under Chapters 43 or 47 of Subtitle D of the Code, (ii) any penalty, tax or other liability under Code Sections 6651, 6652 and 6690 or (iii) any civil penalty or other liability under Section 502(c) of ERISA.
     (f) No payment made or benefit provided pursuant to any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement will be nondeductible to Company or any Related Party because of the applicability of Code Section 280G, nor will either Company or any Related Party be required to gross up or otherwise compensate any recipient in connection with the imposition of any excise tax (including any interest or penalties related thereto) pursuant to Code Section 4999. Neither Company nor any Related Party will incur any Liability in connection with severance benefits which become payable solely by reason of the transactions contemplated by this Agreement. Other than as expressly provided herein, such transactions will not result in the acceleration of accruals, funding, vesting or payment of any contribution or benefit under any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement.
     (g) Other than as required by COBRA, Company does not provide or maintain, or provide nor is it obligated to maintain or provide, post-retirement or post-termination health, medical, life or other welfare benefits for employees or former employees of Company. No promise or other commitment exists that would prevent either Buyer or Company or Stockholder from amending or terminating any arrangement providing health, medical, life, or other welfare benefits in respect of any current or former employee of Company without liability therefor. Except as set forth in the applicable government instruments or as required by law, neither Company nor any other person has created any impediment to the amendment, termination, merger of or transfer of assets and liabilities with respect to any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement.
     (h) All contributions or benefit obligations in connection with any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement have been fully paid or properly accrued in accordance with GAAP in the Financial Statements of Company. All obligations to provide medical, dental, vision, life, accidental death and dismembership or long-term disability benefits pursuant to any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement are either fully insured (except for amounts not covered by reason of co-payments, deductibles, participant contributions or similar allowances) or will be provided by an HMO with respect to which Company’s sole liability is to pay premiums.
     (i) There are no pending or, to Stockholder’s knowledge, threatened audits or investigations by any governmental entity, claims (other than undisputed claims for benefits arising in the ordinary course), suits, grievances or other proceedings, and Company is unaware of any facts or circumstances that could give rise thereto, involving, directly or indirectly, any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement, or Employment Agreement.
     4.26 Employees.
     (a) Except as set forth on Schedule 4.26(a), Company (i) is not a member of any multi-employer bargaining group; (ii) has not withdrawn from any multi-employer bargaining group within the past five years, and (iii) within the past three years not defeated any collective bargaining representation petition, removed any existing collective bargaining authority, or defeated any multi-employer bargaining group or other third party with respect to employees.
     (b) Company has complied in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours.
     (c) There is no strike, labor dispute, work slowdown or work stoppage actually pending or threatened against Company. No collective bargaining representation petition or collective bargaining agreement grievance is pending or threatened against Company.
     (d) Except as set forth on Schedule 4.26(d), as of the Closing Date, Company will have paid or reserved on its books any and all obligations for vacation pay, severance pay, layoff or termination, or other amounts that may be due any person including, but not limited to, by reason of any action taken under this Agreement; excluded from this representation shall be any sick days or vacation days accrued by employees during 2007 and disclosed on Schedule 4.26(h).
     (e) Company is not a joint employer with any other legal entity and does not control labor relations or operations of any other legal entity.
     (f) Company does not employ or otherwise obtain the services of any “leased employee” (as such term is defined in the Code).
     (g) Except as disclosed on Schedule 4.26(g), all workers associated with the business of the Company are employees of Company.
     (h) Schedule 4.26(h) lists the names, titles, date of employment, current base compensation rates, and estimated vacation and sick time accrued for each employee of Company as of a recent date, and the amount of bonuses paid (or due) during the most recent full fiscal year to each employee.
     (i) Except as set forth on attached Schedule 4.26(i), no Key Employee of the Company has resigned since January 1, 2007 and to the Stockholder’s knowledge, no Key Employee plans to retire or resign during the twelve-month period following the Closing Date or otherwise be unavailable as an employee of the

Company at compensation substantially similar to such employee’s present rate of compensation. For purposes hereof, “Key Employee” shall mean any Company employee whose total compensation during the prior year exceeds $50,000.
     4.27 Compensation Plans. Except as disclosed on Schedule 4.27, Company is not a party, nor is it subject, to any plan, contract or understanding providing for any bonuses, commissions, stock options, stock warrants, deferred compensation, profit sharing, annuity, or similar obligations of any kind, including any incentive compensation bonus, retention bonus, sale bonus, or similar obligations specifically relating to the consummation of the transactions contemplated by this Agreement.
     4.28 Insurance. Schedule 4.28 contains a description of the policies of general liability, theft, fire, flood, windstorm, earthquake, workers’ compensation, life, health, dental, disability, business travel accident, directors and officers, and other forms of insurance owned or held by Company.
     4.29 Taxes.
     (a) For purposes of this Section 4.29, references to Company include all predecessors thereof or any transferee with respect thereto.
     (b) Except as set forth in Schedule 4.29(b):
(i)	All Company Tax returns have been properly and timely filed, and Taxes shown thereon as due have been timely paid. There exists no factual basis or event which would make Buyer or Company liable for Company Taxes other than those which have been paid or accrued. As of the time of each filing, the foregoing Tax returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, or other matters of the Company and any other information required to be shown thereon.

(ii)	All Company Taxes arising in, or attributable to, the pre-Closing period have been (or will be) paid or fully accrued or established as a deferred liability on the books, records and financial statements of Company (whether or not such Taxes are due and payable). The March 31, 2007 Balance Sheet fully accrues or establishes all liability for Company Taxes as of the date thereof.

(iii)	There is no (nor has there been any requirement for an) agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of, or statute of limitations regarding, any Taxes or the filing of any Tax returns and no power of attorney granted by or with respect to Company with respect to any Tax matter is currently in force.

(iv)	There is no pending or, to Stockholder’s knowledge, threatened audit, examination or investigation with respect to any Company Tax returns or Company Taxes or any Company Tax matters, nor has any written or, to Stockholder’s knowledge, other notice of the initiation thereof been received by Company; there is (and there has been) no action, suit, proceeding, claim, demand, deficiency or additional assessment pending, or threatened with respect to any Company Tax returns or any Company Taxes.

(v)	There are no lien or encumbrances, on any asset of Company arising out of, connected with, or related to Taxes (other than for Taxes that are not delinquent).

(vi)	Other than elections made on the face of Tax returns provided to Buyer, no agreement, consent, or election for foreign, federal, state or local Tax purposes which would affect or be binding on Company after the Closing has been filed or entered into with respect to Company or any of its assets or operations.

(vii)	Company is not a party to, bound by, or under any obligation (or potential obligation) under any Tax Agreement. For purposes of this Agreement, “Tax Agreement” means any sharing, allocation, indemnity or other agreement or arrangement (written or unwritten) relating to Taxes (other than this Agreement).

(viii)	Company is not a party to any agreement relating to a foreign sales corporation within the meaning of Section 922 of the Code, or a domestic international sales corporation within the meaning of Section 991 of the Code.

(ix)	Company is not and has never been subject to Section 999 of the Code. Company is not (and has not been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(x)	Company is not nor has it been a partner in any partnership or any entity treated as a partnership for Federal income tax purposes.

(xi)	No Tax years (or periods) with respect to the Federal income Tax liabilities of Company and its assets and operations have been extended.

(xii)	Company has filed all necessary clearance certificates or similar documents which may be required by any governmental entity upon withdrawal from doing business in such governmental jurisdiction.

(xiii)	Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third party.

(xiv)	Company is unaware of any facts or circumstances which would make it likely that any tax authority will assess any additional Taxes for any period for which Tax returns have been filed.
     (c) There have been delivered to Buyer copies of all Company Tax returns for the last three years and all open years and all revenue agent (or other) reports, findings, proposed assessments, deficiency (or other) notices, agreements (including any Tax Agreement), elections, claims or demands and all other items relating to Taxes.
     4.30 Bank Accounts. Schedule 4.30 sets forth a true and complete list of all of the (a) names and locations of all banks, trust companies, savings and loan associations, brokerage firms, and other financial institutions at which Company maintains accounts of any nature, lock boxes, or safety deposit boxes, and the names of all persons authorized to draw thereon or make withdrawals therefrom and (b) the account number for each account identified in clause (a).
     4.31 Affiliate Transactions. Except as set forth in Schedule 4.31, to Stockholder’s knowledge, no director or officer of Company and no person related to any of them has any interest in (a) any asset used in connection with or pertaining to the Company, or (b) any creditor, supplier, customer, manufacturer, distributor or reseller of products of Company; provided, however, that (i) no such director or officer or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and (ii) no such director or officer or other person shall be deemed to have such an interest solely by virtue of the ownership by a partnership in which he is a partner of less than 5% of the outstanding voting stock or debt securities of any privately-held company.
     4.32 Powers of Attorney; Guarantees, Suretyships.
     (a) Except as disclosed on Schedule 4.32(a), neither Stockholder nor Company has granted, and there are not outstanding, any general or special powers of attorney or comparable delegations of authority, which would be binding upon Buyer or Company, or any of Company’s assets, after the Closing.
     (b) Except (i) as set forth in Schedule 4.32(b), (ii) as may be contained in instruments associated with Company bank debt, Lease Agreements, equipment leases and customer Contracts, and (iii) for endorsements for collections of deposits in the ordinary course of business, Company has no liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or obligor in respect of the obligation, indebtedness or potential liability of any person.

     4.33 No Brokerage or Other Fees. Except as set forth on Schedule 4.33, no broker or finder has acted for Company in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any brokerage or finder fee or commission from Buyer or Company in respect to this Agreement by virtue of any action by Company. The fees and expenses of any broker or finder acting for the Company in this transaction shall be paid in full by the Stockholder at or prior to the Closing.
     4.34 Disclosure. No representation or warranty by Stockholder or Company in this Agreement and no statement or information contained in the Financial Statements, the Exhibits and the Schedules attached hereto, when read together and taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not false or misleading.
     5. Buyer’s Representations and Warranties. Buyer represents and warrants and agrees with the Stockholder as follows:
     (a) Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power to own its property and to carry on its business as presently conducted, and Buyer has complete and unrestricted power and authority to perform this Agreement and the transactions contemplated hereby.
     (b) Binding Effect. This Agreement and all other agreements, documents and instruments executed by Buyer in connection herewith are and will be the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, and the execution, delivery and performance of this Agreement, and such other agreements, documents and instruments executed by Buyer, and the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by Buyer’s Board of Directors.
     (c) Non-Contravention. The execution and delivery of this Agreement and all other agreements, documents and instruments to be executed in connection herewith, and the performance of the transactions contemplated hereby and thereby, do not, and will not, constitute a violation of, be a default under, give rise to any right of termination, cancellation or acceleration under, or conflict with the terms of, the Certificate of Incorporation or By-laws of Buyer, each as amended to date, or any contract, lease, indenture, agreement, order, judgment or decree to which Buyer is a party or by which it is bound, and does not, and will not, violate or constitute a default under any statute, rule, regulation, order or ordinance of any governmental, judicial or arbitrary body.
     (d) Litigation. There is no suit, action or legal, administrative, arbitration or other proceedings of any nature pending, or to the knowledge of Buyer, threatened, against Buyer which materially adversely affects Buyer, or which might materially and adversely affect the legality or validity of this Agreement, or the consummation of the transactions contemplated hereby.
     (e) Disclosure. No representation or warranty made by Buyer in this Agreement or in any statement or certificate furnished or to be furnished to the Company or the Stockholder pursuant hereto or in connection herewith, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.
     (f) Brokerage. Buyer has not engaged the services of any broker, investment banker, financial advisor, finder, or other person or entity entitled to be paid a commission, fee or other compensation in connection with the transactions provided for in this Agreement.
     6. Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived by Buyer) on or prior to the date hereof of each of the following conditions:
     (a) Representations and Warranties. All representations and warranties of the Stockholder set forth in this Agreement and in any statement, certificate or other instrument delivered to Buyer pursuant hereto or in connection herewith, shall have been true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date.
     (b) No Adverse Change. Except as set forth on Schedule 4.11, since December 31, 2006, there shall not have been any material damage to or loss or destruction of any of the Company’s fixed assets, or any Material Adverse Effect on the Company, or the imposition of any laws, rules or regulations which could have a Material Adverse Effect on the Company, or any suit or action brought against the Company the outcome of which could have a Material Adverse Effect on the Company, its condition (financial or otherwise) or operations of the Company’s assets.
     (c) Compliance with Agreement. The Stockholder shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it on or prior to the date hereof.
     (d) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by the Stockholder, or by the Company or on its behalf, in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in all respects to Buyer.
     (e) No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending against the Company or the Stockholder before any court or Governmental Entity which seeks to restrain or prohibit or obtain damages or other relief in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby.

     (f) FCC Compliance and Approval. Stockholder and Company shall be in compliance in all respects with the Communications Act of 1934, as amended (the “Communications Act”) and with all applicable Federal Communications Commission (“FCC”) rules, regulations and policies, and shall have complied with all FCC eligibility and basic qualifications requirements to effectuate the transactions contemplated hereunder, including, but not limited to, the non-U.S. ownership limits of Section 310(b) of the Communications Act and Section 5301 of the Anti-Drug Abuse Act of 1988, 21 U.S.C. Section 862. No later than June 29, 2007, the FCC shall have consented to the transfer of control over Company to Buyer as evidenced by the FCC’s or the FCC International Bureau’s Grant of the Transfer Application (as defined and described in Section 13 hereof) (“FCC Approval”).
     (g) Non-Competition Agreement. The Stockholder shall have entered into a non-competition agreement with Company, to be effective from and after Closing, in the form of Exhibit B (the “Non-Competition Agreement”).
     (h) Deliveries. The Stockholder shall have delivered (or cause to be delivered) on or prior to the Closing Date, the following:
     (i) stock certificates representing the Shares, duly endorsed for transfer by the Stockholder to Buyer;
     (ii) the Non-Competition Agreement duly executed by the Stockholder;
     (iii) a certificate of the Secretary of the Company as to the Company’s charter documents, by-laws and incumbency and signatures of the Company’s officers;
     (iv) [INTENTIONALLY OMITTED.]
     (v) a copy of the charter documents of the Company, with all amendments thereto, as certified as of a recent date by the Secretary of State of the State of Delaware;
     (vi) a certificate of the legal existence and corporate good standing of the Company issued as of a recent date by the Secretary of State of the State of Delaware;
     (vii) certificate(s) of good standing to do business in all foreign jurisdictions set forth on Schedule 4.5(c), issued as of a recent dated by the Secretary of State of such foreign jurisdiction;
     (viii) a certificate of the tax good standing of the Company issued as of a recent date by the applicable tax authority in the State of Delaware and any other foreign jurisdiction where the Company files any Tax return;

     (ix) the written resignations of the directors and officers of the Company from their respective positions with the Company;
     (x) the stock books, stock ledgers, minute books and corporate seal of the Company (all other records of the Company being located in the corporate premises, or otherwise, of the Company);
     (xi) documents evidencing the discharge or release of any security interests, liens or encumbrances on the assets and properties of the Company, including, without limitation, UCC termination statements; and
     (xii) such other documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by the Company and/or the Stockholder, as Buyer shall reasonably require to effectuate the purposes and intent of this Agreement.
     (i) Financing. By 5:00 p.m. EDT, May 21, 2007, the Buyer shall have obtained all of the financing it needs in order to consummate the transactions contemplated hereby and fund its working capital requirements, in each case on terms and conditions satisfactory in all reasonable respects to the Buyer. (Buyer hereby agrees to notify the Stockholder promptly of the satisfaction of this condition.)
     7. Conditions to the Stockholder’s Obligations. The obligations of the Stockholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived by the Stockholder) on or prior to the date hereof of each of the following conditions:
     (a) Representations and Warranties. All representations and warranties of Buyer set forth in this Agreement and in any statement, certificate or other instrument delivered to the Stockholder pursuant hereto or in connection herewith, shall have been true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date.
     (b) Compliance with Agreement. Buyer shall have performed and complied with all of the obligations under this Agreement which are to be performed or complied with by it on or prior to the date hereof.
     (c) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer or on behalf of Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in all material respects to the Company and the Stockholder.
     (d) No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending against Buyer before any court or governmental agency which seeks to restrain or prohibit or obtain damages or other relief in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby.

     (e) Deliveries. Buyer shall have delivered (or cause to be delivered) to the Stockholder on or prior to the Closing Date the following:
     (i) the Closing Payment due under Section 2(a);
     (ii) a certificate of the Secretary of Buyer as to (A) the votes of Buyer’s Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (B) the incumbency and signatures of Buyer’s officers;
     (iii) a certificate of the legal existence and corporate good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware; and
     (iv) such other documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by Buyer, as the Company and the Stockholder shall reasonably require to effectuate the purposes and intent of this Agreement.
     (f) Release of Imperium Encumbrances. The Stockholder shall have obtained from Imperium (as defined in the Schedules) the discharge or release of any security interests, liens or encumbrances, including any pledge obligations, respecting the Shares on terms and conditions that would not, in the reasonable good faith judgment of legal counsel to the Stockholder, have a material adverse effect on the business, financial condition, operations, assets and liability of the Stockholder, taken as a whole. The Stockholder hereby agrees to use best efforts to obtain such discharge or release as promptly as practicable, and shall deliver evidence of such efforts to Buyer as Buyer may request.
     8. Survival of Representations.
     (a) Survival of Representations. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the date hereof for a period of three years, excluding representations and warranties relating to Sections 4.7, 4.24, 4.25, and 4.29, which shall survive until the expiration of the applicable statutes of limitations with respect to such representation or warranty, notwithstanding any investigation by any party made either before or after the date hereof.
     (b) Statements as Representations. All statements contained in any certificate, schedule, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of Section 8(a).
     9. Indemnification by the Stockholder.

     (a) Indemnity. The Stockholder shall indemnify, defend and hold Buyer and the Company harmless from and against any and all claims, liabilities, obligations, losses, damages, costs or expenses (including reasonable legal fees, costs and expenses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing) (collectively, “Losses”) suffered by Buyer or the Company resulting from or which arise out of (i) any acts or omissions of the Company or the Stockholder arising or occurring prior to the Closing Date with respect to the Company’s business, including, without limitation, any Losses related to the Company’s breach of warranty with respect to the Company’s products or services produced or performed prior to the Closing, or any product liability claim or other liability arising out of defective products or services produced or performed by the Company prior to Closing; (ii) any breach of any representation or warranty, covenant, agreement or obligation on the part of the Stockholder under this Agreement, any Schedule or Exhibit to this Agreement or under any agreement executed in connection therewith, or from any misrepresentation in or omission from any certificate or other instrument furnished to Buyer pursuant hereto or in connection herewith; (iii) any facts or circumstances relating to the Company existing or arising on or prior to the Closing Date known to the Stockholder, including, without limitation, tax claims, environmental claims, assessments or liabilities relating to tax periods ending on or prior to the Closing, liabilities under or in respect of any litigation described on Schedule 4.20 and liabilities arising from the elimination from the Company’s balance sheet of any notes or other payables to the Stockholder or former stockholders of the Company; (iv) any failure of the Company to comply as of the Closing Date with any employee benefit plan laws, rules, regulations or orders, including, without limitation, the so called GUST amendments; (v) any failure of the Company to comply with any applicable bulk sales transfer laws; and (vi) any brokers’ or finders’ fees or compensation in connection with the transactions provided for by this Agreement by any person or entity claiming a right to same because of having been engaged by or having served the Stockholder or the Company. Notwithstanding the foregoing, the Stockholder shall not be liable for Permitted Liabilities included on the Closing Balance Sheet in accordance with the provisions of Section 2.
     (b) Payment of Losses. Subject to the provisions of Section 9(c), Buyer shall be reimbursed by the Stockholder on demand by Buyer to the Stockholder for any Losses suffered by Buyer or the Company with respect to any liability or claim to which the indemnity set forth in Section 9(a) relates. In addition, provided any liability or claim to which the indemnity set forth in Section 9(a) relates is acknowledged by the Stockholder or is adjudicated or arbitrated as a liability or claim to which the indemnity set forth in Section 9(a) relates through the mediation and arbitration provisions set forth in Section 14(h), Buyer shall have the right to set off and deduct the amount of any payment made by it or Loss suffered by it with respect to such liability or claim to which the indemnity set forth in Section 9(a) relates against the amount of any payment obligation of Buyer to the Stockholder under this Agreement. In addition, amount payable under this Section 9 shall be reduced by and to the extent that the Company or Buyer receives proceeds under insurance policies specifically as a result of, and in compensation for, the subject of an indemnification liability or claim.

     (c) Third-Party Claims. Should any claim be made against Buyer or the Company by a person not a party to this Agreement with respect to any matter to which the indemnity set forth in Section 9(a) relates (a “Third-Party Claim”), then Buyer shall promptly give the Stockholder written notice of any such Third-Party Claim (including all available information regarding the details of the Third-Party Claim). If the Stockholder acknowledges to Buyer in writing that such Third-Party Claim is subject to the indemnity set forth in Section 9(a), the Stockholder shall have the right to defend or settle any such Third-Party Claim, at its sole expense, on its own behalf and with counsel of its own choosing, which counsel shall be reasonably satisfactory to Buyer. In such defense or settlement of any Third-Party Claim, Buyer shall cooperate with and assist the Stockholder as is reasonable and may participate therein with its own counsel at its sole expense, and Buyer’s written consent shall be a requirement to any settlement and disposition thereof, which consent shall not be unreasonably withheld or delayed, provided that in any such settlement or disposition, Buyer shall not be liable for any amounts under such settlement or disposition and such settlement or disposition shall contain a complete release of Buyer from any liability. Failure by Buyer to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by Buyer, except only to the extent that such failure by Buyer shall result in a material prejudice to the Company and the Stockholder. If the Stockholder does not notify Buyer within 10 days after receipt of Buyer’s written notice of a Third-Party Claim that the Stockholder intends to undertake the defense thereof, and that such claim is subject to the indemnity set forth in Section 9(a), or if after undertaking such defense the Stockholder fails to pursue such defense in a prudent manner, then Buyer shall have the right to contest, settle or compromise such Third-Party Claim, and the Stockholder shall indemnify Buyer for the full amount of all Losses paid or suffered by Buyer in respect thereof. So long as the Stockholder has given Buyer timely notice that the Stockholder will undertake the defense of the Third-Party Claim, and is defending such Third-Party Claim in good faith, Buyer shall not pay or settle any such Third-Party Claim without the written consent of the Stockholder.
     (d) Cumulative Remedies. Except as expressly provided herein, the remedies provided to Buyer and the Company in this Section 9 shall be cumulative and shall not preclude the assertion by Buyer of any other rights or the seeking of any other remedies against the Stockholder.
     (f) Limitations on Indemnification.
     (i) The Stockholder shall not be required to indemnify Buyer or the Company with respect to any Losses resulting from or arising out of matters described in Section 9(a), unless and until the aggregate amount of all Losses exceeds $25,000 (the “Threshold Amount”), in which case the Stockholder shall be required to indemnify Buyer or the Company for the entire amount of which such Losses from the first dollar. Losses thereafter may be asserted regardless of amount.
     (ii) The Stockholder’s maximum liability to Buyer or the Company under this Section 9 shall not exceed $1,000,000.

     10. Indemnification by Buyer.
     (a) Indemnity. Buyer shall indemnify, defend and hold the Stockholder harmless from and against any and all Losses suffered by the Stockholder resulting from (i) any breach of any representation or warranty, covenant, agreement or obligation on the part of Buyer under this Agreement, any schedule to this Agreement or under any agreement executed in connection herewith; (ii) any misrepresentation in or omission from any certificate or other instrument furnished to the Stockholder pursuant hereto or in connection herewith; and (iii) any claims for brokers’ or finders’ fees or compensation in connection with the transactions provided for by this Agreement by any person, firm, corporation or other entity claiming a right to same because of having been engaged by or having served Buyer.
     (b) Payment of Losses. Subject to the provisions of Section 10(c), the Stockholder shall be reimbursed by Buyer on demand for any Loss suffered by the Stockholder with respect to any liability or claim to which the indemnity set forth in Section 10(a) relates.
     (c) Third-Party Claims. Should any Third-Party Claim be made against the Stockholder with respect to any matter to which the indemnity set forth in Section 10(a) relates, then the Stockholder shall promptly give Buyer written notice of any such Third-Party Claim and Buyer shall have the right to defend or settle any such Third-Party Claim, at its sole expense, on its own behalf and with counsel of its own choosing, which counsel shall be reasonably satisfactory to the Stockholder. The Stockholder agrees that Posternak Blankstein & Lund LLP is satisfactory. In such defense or settlement of any claim, the Stockholder shall cooperate with and assist Buyer to the maximum extent reasonably possible and may participate therein with its own counsel at its own expense, and the Stockholder’s written consent shall be a requirement to any settlement and disposition thereof, which consent shall not be unreasonably withheld or delayed. Failure by the Stockholder to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by the Stockholder, except only to the extent that such failure by the Stockholder shall result in a material prejudice to Buyer. If Buyer does not notify the Stockholder within 10 days after receipt of the Stockholder’s written notice of a Third-Party Claim that Buyer intends to undertake the defense thereof, and that such claim is subject to the indemnity set forth in Section 10(a), or if after undertaking such defense Buyer fails to pursue such defense in a prudent manner, then the Stockholder shall have the right to contest, settle or compromise the claim and Buyer shall indemnify the Stockholder for the full amount of all Losses paid or suffered by the Stockholder in respect thereof. Notwithstanding the foregoing, so long as Buyer is contesting any such Third Party Claim in good faith, the Stockholder shall not have the right to pay or settle any such claim without the prior written consent of Buyer.
     (d) Cumulative Remedies. Except as expressly provided herein, the remedies provided to the Stockholder in this Section 10 shall be cumulative and shall not preclude the assertion by the Stockholder of any other rights or the seeking of any other remedies against Buyer.
     11. Press Releases. The Stockholder agrees that it will not release, and shall not permit any person or entity to release, any press releases or other similar announcements without Buyer’s prior approval thereof, it being acknowledged by Buyer that the Stockholder is a publicly-traded company.
     12. Conduct of the Business for Buyer’s Account After June 15, 2007. Notwithstanding anything in this Agreement to the contrary, if for any reason whatsoever (other than the Buyer’s failure to comply with its obligations hereunder), the Closing shall not have taken place by June 15, 2007, the Buyer agrees that upon any subsequent Closing in accordance with the terms hereof, the Purchase Price, in addition to any adjustments made in accordance with Section 2, shall be adjusted upward by an amount equal to the 60% of the aggregate actual operating expenses of the Company (included such operating expenses as may be paid or otherwise covered directly by Stockholder) for the period between June 16, 2007 and Closing, as mutually determined in good faith by the parties and assuming operations in the ordinary course of business. Buyer and Stockholder hereby agree that Paul F. Newcomb and Kevin McGrath, as promptly as practicable after execution and delivery hereof, shall confer regarding an interim budget and operating plan for the period commencing May 7, 2007 and ending July 3, 2007.
13.	Covenants and Agreements of the Stockholder and Buyer Regarding Taxation, FCC, Newcomb’s Knowledge.
     (a) Buyer and the Stockholder agree that the Company’s 2007 tax year shall be treated as two (2) tax years, the first of which ends on the Closing Date and the second of which begins on the day after the Closing Date and ends on December 31, 2007. The Stockholder agrees that it will cause the Tax return for the period from January 1, 2007 to the Closing Date to be prepared and provided to Buyer, at the Stockholder’s sole expense, for review and filing by Buyer in a timely manner consistent with the filing requirements under the Internal Revenue Code. Buyer agrees to provide to the Stockholder and its agents all information available from the books of the Company, as reasonably requested by the Stockholder, for the preparation of said return.
     (b) Within five (5) business days following the date of execution hereof, the Stockholder and Buyer shall jointly submit to the FCC completed FCC Form 312 Application (the “Transfer Application”) seeking FCC consent to the transfer of control over Company to Buyer, and for the FCC or the FCC International Bureau to Grant the Transfer Application. For purposes of this Agreement, “Grant” means an action or decision of the FCC or the FCC International Bureau pursuant to delegated authority that is made public by the FCC either pursuant to a written decision or public notice. As provided in Section 6 above, the Closing shall be conditioned on the parties’ having obtained FCC Approval by the Drop Dead Date.

     (c) The Buyer acknowledges that Paul F. Newcomb has acted as an officer of the Company, and in such capacity has overseen certain operations and affairs of the Company. Accordingly, the Buyer warrants, represents and agrees that Paul F. Newcomb has no knowledge of any fact or circumstance which presently, or solely with the passage of time, could reasonably be expected to (a) result in a default by the Stockholder of any of the warranties and representations contained in this Agreement (a “Warranty Default”), or (b) cause a failure of a condition precedent of Buyer’s obligations under this Agreement or give rise to any other circumstance entitling Buyer to terminate or avoid this Agreement (either, a “Failure of Buyer’s Condition Precedent”), or (c) give rise to an indemnity claim by Buyer against the Stockholder pursuant to the provisons of Section 9 of this Agreement or otherwise (a “Buyer Indemnity Claim”). To the extent that Paul F. Newcomb is, as of the date hereof, aware of a fact or circumstance which could reasonably be expected to lead to a Warranty Default, a Failure of Buyer’s Condition Precedent, or a Buyer Indemnity Claim, then such shall not be grounds for the Buyer to terminate or avoid this Agreement, and the Buyer shall have no rights against the Stockholder on account of such Warranty Default, Failure of Buyer’s Condition Precedent or Buyer Indemnity Claim. Further, to the extent that Paul F. Newcomb, prior to the Closing, acquires knowledge of any state of facts which could reasonably be expected give rise to a Warranty Default, a Failure of Buyer’s Condition Precedent, or a Buyer Indemnity Claim, the Buyer shall give immediate written notice of the same to the Stockholder, and if thereafter the Buyer elects to waive, as applicable, any Failure of Buyer’s Condition Precedent relating thereto and close and consummate the transactions contemplated by this Agreement, the Buyer shall have no rights against the Stockholder on account of such particular Warranty Default or Buyer Indemnity Claim.
     14. Miscellaneous Provisions.
     (a) Expenses. Each party shall be responsible for all of its fees and expenses incurred by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Stockholder shall be responsible for all fees and expenses of the Company incurred prior to the Closing in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to Section 12.
     (b) Assignability; Binding Effect. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the others. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.
     (c) Notice. All notices, payments, demands and requests required or permitted hereunder shall be in writing and shall be deemed duly given if personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by Federal

Express or other recognized overnight express couriers, or by fax and followed by hard copy, to the parties hereto at the following addresses:

IF TO THE STOCKHOLDER:	Digital Angel Corporation
490 Villaume Ave.
South St. Paul, MN

WITH A COPY TO:	Patricia Petersen, Esq.
Digital Angel Corporation
1690 S. Congress Ave., Suite 201
Delray Beach, FL 33445
Fax: 561-276-0977

IF TO BUYER:	Newcomb Communications, Inc.
1465 Hooksett Road, Unit 458
Hooksett, NH 03106
Attn: Paul Newcomb,
President
Fax: ___

WITH A COPY TO:	Kevin J. O’Connell, Esq.
Posternak Blankstein & Lund LLP
The Prudential Tower
800 Boylston Street
Boston, MA 02199-8004
Fax: (617) 367-2315
Any party hereto may change its address for notice by giving notice of any such change of address in the manner set forth above.
     (d) Governing Law. This Agreement and all issues related to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Delaware.
     (e) Consent to Jurisdiction. The parties hereto consent to the jurisdiction of the courts of the Superior Court, Suffolk County, Boston, Massachusetts or the United States District Court for the District of Massachusetts, sitting in Boston, Massachusetts, as well as the jurisdiction of all courts from which an appeal may be taken from such courts, for the purposes of any suit, action or other proceeding relating to this Agreement or with respect to any transactions contemplated hereby, and expressly waive any and all objections the parties hereto may have as to the venue of such courts to settle or adjudicate any claim or controversy arising hereunder.

     (f) Entire Agreement; Severability. This Agreement, together with the Schedules and Exhibits and the Non-Competition Agreement, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings with respect hereto. This Agreement and said Schedules and Exhibits may not be amended, changed or modified except by a written instrument duly executed by the parties hereto. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms. Buyer may, nevertheless, declare this Agreement to be null and void if it, in its sole discretion, deems the avoidance or invalidity of any provision hereunder to adversely affect its interests.
     (g) No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default and of the same or similar nature.
     (h) Mediation and Arbitration. Except as otherwise provided in the Non-Competition Agreement, or as otherwise agreed by the parties, any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof shall be submitted to and settled as follows:
     (i) All controversies or claims arising out of or relating to this Agreement shall be settled in the first instance by non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) in Boston, Massachusetts as such rules are in effect on the date of delivery of demand for mediation. The parties agree to use mutually acceptable professional mediation services. Each party shall pay its own expenses, including legal fees, and agree to share equally any other fees associated with the mediation, including the cost of the mediator. Unless a settlement is mutually agreed to in writing, the participants shall not be bound by the discussions or outcome of the mediation.
     (ii) If the dispute cannot be settled through mediation within 30 days of the demand for same, the dispute shall be submitted to arbitration conducted by the AAA in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules of the AAA as then in effect; provided that the arbitration shall be by a single arbitrator mutually selected by Buyer on the one hand, and the Stockholder on the other hand, and if the parties do not agree within 20 days after the date of notification of a request for such arbitration made by either party, the selection of the single arbitrator shall be made by the AAA in accordance with said rules. All discovery will be completed, and the arbitration will commence, within 30 days after appointment of the arbitrator. Unless the arbitrator finds that exceptional circumstances justify delay, the hearing will be completed, and an award will be rendered in writing, within 15 days after commencement of the hearing. In addition to, and not in substitution for any and all other relief in law or equity that may be granted by the arbitrator, the arbitrator may grant equitable relief and specific performance to compel compliance hereunder. The determination of the arbitrator shall be accompanied by a written opinion of the arbitrator and shall be final, binding and conclusive on the parties, and judgment on the arbitrator’s award, including without limitation equitable relief and specific performance, may be entered in and enforced by any court having jurisdiction thereof.
     (iii) The fees and expenses of the AAA and of the arbitrator shall be shared equally by Buyer on the one hand, and the Stockholder on the other hand.
     (iv) The provisions of this Section 14(h) shall not prohibit the parties from pursuing any injunctive relief, temporary restraining orders or other remedies in equity, available to the parties for a breach or threatened breach of this Agreement.
     (i) Further Assurances. The parties hereto agree that they will, without further consideration, from time to time hereafter, and at their own expense, execute and deliver such other documents, and take such other action, as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby. The provisions hereof shall survive the date hereof.
     (j) Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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[SIGNATURE PAGE TO FOLLOW]

[Signature page to Stock Purchase Agreement]
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the date first above written.

STOCKHOLDER:	DIGITAL ANGEL CORPORATION

	By:	/s/ Kevin McGrath

Name: Kevin McGrath
Title: President

BUYER:	NEWCOMB COMMUNICATIONS, INC.

	By:	/s/ Paul F. Newcomb

Name: Paul F. Newcomb
Title: President